Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2024

Keene, N.H. April 30, 2024 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a distribution of $0.20 per unit for the second quarter of fiscal 2024, payable on May 29, 2024 to owners of record on May 17, 2024.

The Trust receives its royalties under the Mobil and OEG Royalty Agreements as detailed in the 2023 10-K on the Trust's website. The Trust's monthly royalty payments are paid based on the amount of royalties payable to the Trust in the prior quarter. End of quarter royalty adjustments result from the need to align scheduled royalty payments from the operating companies with actual royalties that should have been paid. When actual prices and volumes are reported, there will be a positive reconciliation in the current quarter or a negative reconciliation in the subsequent quarter. As of the end of the second quarter of fiscal 2024, there were positive adjustments of $125,240 under the Mobil Agreement and $51,781 under the OEG Agreement.

Scheduled royalty payments for the third quarter of fiscal 2024 are estimated to be $2.4 million at the current exchange rate of 1.070338. The exchange rate on the date of transfer of funds will determine actual royalty income. Factors not reflected in the calculation that will determine the distribution may include a potential royalty adjustment at the end of July 2024. Additionally, expenses in the quarter will be deducted from royalty income prior to the calculation of the third fiscal quarter's distribution. Additional details will be available in the Trust's 10-Q filing at the Trust's website, shown below, or through the SEC's EDGAR website on or about May 30, 2024.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases, tax information and other information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.